Filed pursuant to 424(b)(3)
Registration No. 333-153356

SUPPLEMENT NO. 24
DATED JULY 29, 2010
TO THE PROSPECTUS DATED AUGUST 24, 2009
OF INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

This Supplement No. 24 supplements, and should be read in conjunction with, the prospectus of Inland Diversified Real Estate Trust, Inc., dated August 24, 2009, as previously supplemented by Supplement No. 23 dated July 20, 2010 (which superseded and replaced all prior supplements).  Unless otherwise defined in this Supplement No. 24, capitalized terms used herein have the same meanings as set forth in the prospectus.

Description of Real Estate Assets

Investments in Real Estate Assets

This section has been inserted to the prospectus following the section captioned “Business and Policies,” which begins on page 125 of the prospectus.

Probable Acquisitions

As of July 28, 2010, we completed the due diligence on a 78,820 square foot grocery-anchored retail center known as the Publix Shopping Center, located in St. Cloud, Florida, and received lender approval for our assumption of the existing financing on the property.  We have previously provided information regarding this property.  As a result of completing the due diligence and obtaining lender approval, we now consider the acquisition of this property to be “probable.”

Plan of Distribution

The following information is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 206.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of July 27, 2010.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our sponsor:	20,000	200,000	–	200,000

Shares sold in the offering:	14,792,180	147,056,677	13,890,639	133,166,038

Shares sold pursuant to our distribution reinvestment plan:	169,958	1,614,600	-	1,614,600

Shares purchased pursuant to our share repurchase program:	(2,000)	(20,000)	-	(20,000)
Total:	14,980,138	$148,851,277	$13,890,639	$134,960,638

(1)

Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)

Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)

The amount indicated under net proceeds is prior to issuer costs.

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